                                        As filed pursuant to Rule 424(b)(3)
                                        Under the Securities Act of 1933
                                        Registration No. 333-103504


                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

--------------------------------------------------------------------------------
                            VARIABLE SEPARATE ACCOUNT
                                SUPPLEMENT TO THE
      POLARIS CHOICE II VARIABLE ANNUITY (R-3043-PRO (R 10/03)) PROSPECTUS
                              DATED OCTOBER 6, 2003
--------------------------------------------------------------------------------

THE FOLLOWING SUPPLEMENTS THE FEE TABLE IN THE SUPPLEMENT DATED OCTOBER 6, 2003:

IF YOU PURCHASE YOUR CONTRACT THROUGH CERTAIN BROKER/DEALERS, THE FEE FOR THE CAPITAL PROTECTOR FEATURE IS AS FOLLOWS:

OPTIONAL CAPITAL PROTECTOR FEE1

Contract Year(2)                    Annualized Charge(2)
-------------                       -----------------
0-5                                 0.65%
6-10                                0.45%
11+                                 none

(1) The Capital Protector feature is optional and if elected, the fee is calculated as a percentage of your contract value minus Purchase Payments received after the 90th day since you purchased your contract. The fee is deducted from your contract value at the end of the first contract quarter and quarterly thereafter.

(2) If you are a resident of Washington or Oregon, the following charges apply:
0.65% for Years 0-7, .25% for Years 8-10, no charge for Years 11+.

THE FOLLOWING SUPPLEMENTS THE EXPENSE EXAMPLES IN THE SUPPLEMENT DATED OCTOBER 6, 2003:

MAXIMUM EXPENSE EXAMPLES
(ASSUMING MAXIMUM SEPARATE ACCOUNT ANNUAL EXPENSES OF 1.97%, INCLUDING THE ENHANCED DEATH BENEFIT ESTATEPLUS) AND INVESTMENT IN AN UNDERLYING PORTFOLIO WITH TOTAL EXPENSES OF 2.38%)

(1) If you surrender your contract at the end of the applicable time period and you elect the optional Enhanced Death Benefit (0.20%) and EstatePlus (0.25%) and Capital Protector (0.65% Years 0-5, 0.45% Years 6-10) features:

          1 YEAR         3 YEARS        5 YEARS      10 YEARS
          ===================================================
          $1,205         $2,014         $2,522        $4,950
          ===================================================


(2) If you annuitize your contract:

          1 YEAR         3 YEARS        5 YEARS      10 YEARS
          ===================================================
          $392           $1,189          $2,004       $4,121
          ===================================================



(3) If you do not surrender your contract and you elect the optional Enhanced Death Benefit (0.20%) and EstatePlus (0.25%) and Capital Protector (0.65% Years 0-5, 0.45% Years 6-10) features:

          1 YEAR         3 YEARS        5 YEARS      10 YEARS
          ===================================================
          $505           $1,514         $2,522       $ 4,950
          ===================================================


MINIMUM EXPENSE EXAMPLES


(ASSUMING MINIMUM SEPARATE ACCOUNT ANNUAL EXPENSES OF 1.52% AND INVESTMENT IN AN UNDERLYING PORTFOLIO WITH TOTAL EXPENSES OF 0.60%)

(1) If you surrender your contract at the end of the applicable time period and you do not elect any optional features:

          1 YEAR         3 YEARS        5 YEARS      10 YEARS
          ===================================================
          $920           $1,179         $1,164       $2,503
          ===================================================


(2) If you annuitize your contract:

          1 YEAR         3 YEARS        5 YEARS      10 YEARS
          ===================================================
          $215           $664           $1,139       $2,452
          ===================================================



(3) If you do not surrender your contract and do not elect any optional features:

          1 YEAR         3 YEARS        5 YEARS       10 YEARS
          ===================================================
          $220           $679           $1,164       $2,503
          ===================================================



THE CAPITAL PROTECTOR FEE SECTION IN THE SUPPLEMENT DATED OCTOBER 6, 2003 TO THE PROSPECTUS IS SUPPLEMENTED WITH THE FOLLOWING:

If you purchase your contract through certain broker/dealers, the fee for the Capital Protector features is as follows:

Contract Year                           Annualized Charge *
-------------                           -------------------
 0-5                                           0.65%
 6-10                                          0.45%
 11+                                           none

The annual fee for Washington and Oregon Residents is 0.65% for Years 0-7, 0.25% for Years 8-10 and no charge for Years 11+.

* As a percentage of your contract value minus Purchase Payments received after the 90th day since the purchase of your contract. The amount of this charge is subject to change at any time for prospectively issued contracts.


THE OPTIONAL CAPITAL PROTECTOR FEE SECTION IN THE SUPPLEMENT DATED OCTOBER 6, 2003 TO THE PROSPECTUS IS SUPPLEMENTED WITH THE FOLLOWING:

If you purchase your contract through certain broker/dealers, the fee for the Capital Protector features is as follows:

OPTIONAL CAPITAL PROTECTOR FEE

The fee for the Capital Protector feature is as follows:

Contract Year*                           Annualized Charge
--------------                           -----------------
 0-5                                           0.65%
 6-10                                          0.45%
 11+                                           none


The fee is calculated as a percentage of your contract value minus Purchase Payments received after the 90th day since you purchased your contract. The fee is deducted at the end of the first contract quarter and quarterly thereafter from your contract value.

* The annual fee for Washington and Oregon Residents is 0.65% for Years 0-7, 0.25% for Years 8-10 and no charge for Years 11+.

Date: November 24, 2003


                Please keep this Supplement with your Prospectus.


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